Exhibit 99.1
                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                          Contact:  John J. Steele
---------------------           Executive Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036



   WERNER ENTERPRISES REPORTS IMPROVED FOURTH QUARTER AND ANNUAL 2011
                          REVENUES AND EARNINGS


Omaha, Nebraska, January 26, 2012:
---------------------------------

      Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation's largest transportation and logistics companies, reported improved revenues and earnings for the fourth quarter and year ended December 31, 2011 compared to the same periods of 2010.

      Summarized financial results for fourth quarter and year 2011 compared to fourth quarter and year 2010 are as follows (dollars in thousands, except per share data):

                          4Q11      4Q10    % Change      2011        2010    % Change
                        --------  --------  --------   ----------  ---------- --------
Total revenues          $507,937  $463,214       10%   $2,002,850  $1,815,020      10%
Trucking revenues, net
 of fuel surcharge      $329,110  $327,682        0%   $1,310,612  $1,287,068       2%
Value Added Services
 ("VAS") revenues        $79,674   $59,834       33%     $291,109    $250,983      16%
Operating income         $49,399   $40,627       22%     $173,674    $134,582      29%
Net income               $29,368   $24,115       22%     $102,757     $80,039      28%
Earnings per diluted
 share                     $0.40     $0.33       21%        $1.40       $1.10      28%


      Werner Enterprises achieved annual earnings in excess of $100 million for the first time in our history. Fourth quarter 2011 was the eighth consecutive quarter in which Werner achieved year-over-year earnings growth in excess of 20%. We are very appreciative of our customers' support and sincerely thank all of our associates for their dedication, commitment and hard work in passing this mile marker on the road to improving results. With a comprehensive portfolio of superior service offerings, a newer truck fleet, an outstanding team of associates and a strong financial position, we are excited about the prospects for 2012 and beyond.

      Fourth quarter 2011 freight demand (as measured by our daily morning ratio of loads to trucks in our one-way truckload network) was better than fourth quarter 2010 and showed more traditional seasonal trends. Our freight demand progressively improved from September to December, before the normal seasonal decline which began during the second week of December. Our morning loads-to-trucks ratio was balanced for fourth quarter 2011 with a seasonal positive strengthening in November and early December. We continue to believe that favorable truckload demand trends are caused to a greater degree by supply side constraints limiting truckload capacity, as compared to growing demand generated by increased economic activity.

      Average revenues per total mile, net of fuel surcharge, increased 4.6% in fourth quarter 2011 compared to fourth quarter 2010. Contractual rate increases, an improved freight mix and better surge pricing were the primary reasons for the rate improvement. Several larger sized seasonal projects in fourth quarter 2011 also aided the increase in our revenue per total mile. We continue to be successful in this tightening capacity environment by working jointly with our customers to secure sustainable transportation solutions across all modes.

     We remain committed to maintaining our truck count at approximately 7,300 trucks. In the last six months, our truck count has operated slightly below this level due to the increasingly challenging driver market. Our primary objectives continue to be expanding our operating margin percentage and improving our returns on assets, equity and invested capital, while staying true to our broad transportation services portfolio.

     Capacity in our industry remains constrained by economic, safety and regulatory factors. From 2007 to 2010, the number of new class 8 trucks built was well below historical replacement levels for our industry. This led to the oldest average industry truck age in 40 years. Carriers were compelled to upgrade their aging truck fleets which led to increased replacement purchases of new and later-model used trucks in 2011. However, we do not believe that industry fleet growth is occurring, as some carriers are already struggling to finance the replacement truck upgrade due to the large pricing gap between the significantly increased costs of EPA-compliant new trucks compared to the lower value of record-old trucks. For example, the average cost of new trucks purchased in 2011 is approximately 30% higher than the average cost of trucks being sold in 2011.

     We continue to diversify our business model with the goal of achieving a balanced portfolio of revenues comprised of One-Way Truckload (which includes the Regional, medium-to-long-haul Van and
Expedited fleets), Specialized Services and Logistics (VAS). Our Specialized Services unit, primarily Dedicated, ended the quarter with 3,475 trucks (or 48% of our total fleet).

     Diesel fuel prices were 63 cents per gallon higher in fourth quarter 2011 than in fourth quarter 2010 and were 2 cents per gallon lower than in third quarter 2011. For the first 26 days of January 2012, the average diesel fuel price per gallon was 41 cents higher than the average diesel fuel price per gallon in the same period of 2011 and 14 cents higher than in first quarter 2011.

     The driver recruiting and retention market became more challenging during fourth quarter 2011. Assuming the domestic economy strengthens in 2012, we anticipate the driver market will become even more challenging in 2012. While historically higher national unemployment rates have aided our driver recruiting and retention efforts, we believe that an improved freight market, extended unemployment benefit payment programs, a reduction in available truck driving school graduates and changing industry safety regulations are tightening driver supply. While we are not immune to fluctuations in the driver market, we continue to believe we are in a better position in the current market than many competitors because over 70% of our driving jobs are in more attractive, shorter-haul Regional and Dedicated fleet operations that enable us to return these drivers to their homes on a more frequent and consistent basis.

     Gains on sales of assets were $4.8 million in fourth quarter 2011 compared to $2.8 million in fourth quarter 2010 and $6.0 million in third quarter 2011. The market for the sale of used trucks and trailers remains strong. Gains on sales are reflected as a reduction of Other Operating Expenses in our income statement.

     We continue to buy new trucks to replace older trucks we sell or trade. We continue to invest in environmentally friendly equipment solutions such as more aerodynamic truck features, idle reduction systems, tire inflation systems and trailer skirts. Over the last three years, Werner Enterprises has reduced its annual carbon footprint by over 140,000 tons. Our net capital expenditures in 2011 were $232.2 million. We expect our net capital expenditures in 2012 to be in a range of $160 million to $210 million. During 2011, we reduced the average age of our company truck fleet from 2.8 years at December 31, 2010 to 2.4 years at December 31, 2011. We expect to further reduce our company truck fleet age to approximately 2.1 years by December 31, 2012. We remain committed to the ongoing investment required to maintain a best-in-class fleet while focusing on the lowest operating cost model for our customers.

     To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset-based VAS segment. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).


                               4Q11           4Q10             2011             2010
Value Added Services      -------------  --------------  ---------------  ---------------
 (amounts in 000's)          $      %       $       %       $        %       $        %
--------------------      -------------  --------------  ---------------  ---------------
Revenues                  $79,674 100.0  $59,834  100.0  $291,109  100.0  $250,983  100.0
Rent and purchased
  transportation expense   65,829  82.6   50,553   84.5   244,194   83.9   213,567   85.1
                          -------        -------         --------         --------
Gross margin               13,845  17.4    9,281   15.5    46,915   16.1    37,416   14.9
Other operating expenses    8,012  10.1    6,519   10.9    29,879   10.2    26,411   10.5
                          -------        -------         --------         --------
Operating income           $5,833   7.3   $2,762    4.6   $17,036    5.9   $11,005    4.4
                          =======        =======         ========         ========



     The following table shows the change in shipment volume and average revenue (excluding logistics fee revenue) per shipment for all VAS shipments.


					                   %                                       %
                            4Q11     4Q10   Difference  Change     2011      2010    Difference  Change
                           ------   ------  ----------  ------    -------   -------  ----------  ------
Total VAS shipments        67,666   60,884       6,782     11%    254,926   261,396      (6,470)   (2)%
Less: Non-committed
  shipments to Truckload
  segment		   20,337   20,499        (162)   (1)%     78,842    93,760     (14,918)  (16)%
                           ------   ------  ----------            -------   -------  ----------
Net VAS shipments          47,329   40,385       6,944     17%    176,084   167,636       8,448      5%
                           ======   ======  ==========            =======   =======  ==========

Average revenue
  per shipment             $1,554   $1,376        $178     13%     $1,536    $1,346        $190     14%
                           ======   ======  ==========            =======   =======  ==========



      In fourth quarter 2011, VAS revenues increased 33%, gross margin dollars increased 49% and operating income dollars increased 111% compared to fourth quarter 2010.

     Brokerage revenues in fourth quarter 2011 increased 19% compared to fourth quarter 2010 due to a 9% increase in shipment volume and a 10% increase in average revenue per shipment. Brokerage gross margin dollars and gross margin percentage increased both year-over-year and sequentially. Intermodal revenues increased 75%, and Intermodal operating income increased by an even higher percentage, comparing fourth quarter 2011 to fourth quarter 2010. Werner Global Logistics revenues increased 52% and operating results improved significantly in fourth quarter 2011 compared to fourth quarter 2010.

      Comparisons of the operating ratios (net of fuel surcharge revenues) for the Truckload segment and VAS segment for fourth quarters and full years 2011 and 2010 are shown below.


Operating Ratios                     4Q11    4Q10   Difference   2011   2010   Difference
----------------                     -----   -----  ----------   -----  -----  ----------
Truckload Transportation Services    87.1%   88.4%    (1.3)%     88.1%  90.6%     (2.5)%
Value Added Services                 92.7    95.4     (2.7)      94.1   95.6      (1.5)


      Fluctuating fuel prices and fuel surcharge collections impact the total company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for fourth quarter 2011 and fourth quarter 2010 are 89.9% and 90.4%, respectively, and for 2011 and 2010 are 90.7% and 92.1%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

     Our financial position remains strong. We ended 2011 with no debt, $12.4 million of cash, and stockholders' equity of $725.1 million, after paying a $36.4 million special dividend to shareholders in December 2011.



                                                    INCOME STATEMENT DATA
                                                         (Unaudited)
                                           (In thousands, except per share amounts)

                                         Quarter       % of      Quarter      % of
                                          Ended      Operating    Ended     Operating
                                         12/31/11     Revenues   12/31/10    Revenues
                                         --------    ---------   --------   ---------
Operating revenues                       $507,937        100.0   $463,214       100.0
                                         --------    ---------   --------   ---------
Operating expenses:
   Salaries, wages and benefits           136,253         26.8    130,684        28.2
   Fuel                                   100,695         19.8     85,199        18.4
   Supplies and maintenance                40,778          8.0     38,525         8.3
   Taxes and licenses                      22,545          4.5     23,804         5.1
   Insurance and claims                    17,329          3.4     18,286         4.0
   Depreciation                            39,473          7.8     39,394         8.5
   Rent and purchased transportation      100,289         19.8     84,287        18.2
   Communications and utilities             3,569          0.7      3,867         0.8
   Other                                   (2,393)        (0.5)    (1,459)       (0.3)
                                         --------    ---------   --------   ---------
      Total operating expenses            458,538         90.3    422,587        91.2
                                         --------    ---------   --------   ---------
Operating income                           49,399          9.7     40,627         8.8
                                         --------    ---------   --------   ---------

Other expense (income):
   Interest expense                            42          0.0         30         0.0
   Interest income                           (421)        (0.1)      (412)       (0.1)
   Other                                     (210)        (0.0)       (38)       (0.0)
                                         --------    ---------   --------   ---------
      Total other expense (income)           (589)        (0.1)      (420)       (0.1)
                                         --------    ---------   --------   ---------

Income before income taxes                 49,988          9.8     41,047         8.9
Income taxes                               20,620          4.0     16,932         3.7
                                         --------    ---------   --------   ---------
Net income                                $29,368          5.8    $24,115         5.2
                                         ========    =========   ========   =========

Diluted shares outstanding                 73,289                  72,989
					 ========		 ========
Diluted earnings per share                  $0.40                   $0.33
					 ========		 ========


                                                       OPERATING STATISTICS
                                             Quarter Ended              Quarter Ended
                                               12/31/11      % Change     12/31/10
                                             -------------   --------   -------------
Trucking revenues, net of fuel surcharge (1)      $329,110       0.4%        $327,682
Trucking fuel surcharge revenues (1)                92,598      31.9%          70,189
Non-trucking revenues, including VAS (1)            82,047      32.3%          62,005
Other operating revenues (1)                         4,182      25.3%           3,338
                                             -------------              -------------
     Operating revenues (1)                       $507,937       9.7%        $463,214
                                             =============              =============

Average monthly miles per tractor                    9,713      -2.6%           9,970
Average revenues per total mile (2)                 $1.570       4.6%          $1.501
Average revenues per loaded mile (2)                $1.781       5.4%          $1.690
Average percentage of empty miles                    11.83%      5.7%           11.19%
Average trip length in miles (loaded)                  435      -1.6%             442
Total miles (loaded and empty) (1)                 209,612      -4.0%         218,309
Average tractors in service                          7,194      -1.4%           7,299
Average revenues per tractor per week (2)           $3,519       1.9%          $3,453
Capital expenditures, net (1)                      $78,598                    $35,936
Cash flow from operations (1)                      $64,141                    $73,236
Return on assets (annualized)                          9.1%                       7.8%
Total tractors (at quarter end)
     Company                                         6,600                      6,595
     Independent contractor                            600                        680
                                             -------------              -------------
          Total tractors                             7,200                      7,275

Total trailers (truck and intermodal,
  quarter end)					    23,045                     23,850


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                                   INCOME STATEMENT DATA
                                          (In thousands, except per share amounts)

                                          Year        % of        Year        % of
                                         Ended     Operating     Ended     Operating
                                        12/31/11    Revenues    12/31/10    Revenues
                                       ----------  ---------   ----------  ---------
Operating revenues                     $2,002,850      100.0   $1,815,020      100.0
                                       ----------  ---------   ----------  ---------
Operating expenses:
   Salaries, wages and benefits           536,509       26.8      527,576       29.1
   Fuel                                   412,905       20.6      313,518       17.3
   Supplies and maintenance               169,386        8.5      155,943        8.6
   Taxes and licenses                      92,917        4.6       94,018        5.2
   Insurance and claims                    67,523        3.4       69,991        3.8
   Depreciation                           158,634        7.9      152,242        8.4
   Rent and purchased transportation      387,472       19.3      352,648       19.4
   Communications and utilities            15,181        0.8       15,123        0.8
   Other                                  (11,351)      (0.6)        (621)       0.0
                                       ----------  ---------   ----------  ---------
      Total operating expenses          1,829,176       91.3    1,680,438       92.6
                                       ----------  ---------   ----------  ---------
Operating income                          173,674        8.7      134,582        7.4
                                       ----------  ---------   ----------  ---------

Other expense (income):
   Interest expense                            85        0.0           47        0.0
   Interest income                         (1,448)      (0.0)      (1,536)      (0.1)
   Other                                      131       (0.0)        (166)      (0.0)
                                       ----------  ---------   ----------  ---------
      Total other expense (income)         (1,232)      (0.0)      (1,655)      (0.1)
                                       ----------  ---------   ----------  ---------

Income before income taxes                174,906        8.7      136,237        7.5
Income taxes                               72,149        3.6       56,198        3.1
                                       ----------  ---------   ----------  ---------
Net income                               $102,757        5.1      $80,039        4.4
                                       ==========  =========   ==========  =========

Diluted shares outstanding                 73,225                  72,807
                                       ==========              ==========
Diluted earnings per share                  $1.40                   $1.10
                                       ==========              ==========


                                                       OPERATING STATISTICS
                                                     Year                  Year
                                                    Ended                 Ended
                                                   12/31/11   % Change   12/31/10
                                                  ----------  --------  ----------
Trucking revenues, net of fuel surcharge (1)      $1,310,612      1.8%  $1,287,068
Trucking fuel surcharge revenues (1)                 373,384     46.6%     254,764
Non-trucking revenues, including VAS (1)             301,772     16.2%     259,628
Other operating revenues (1)                          17,082     26.0%      13,560
                                                  ----------            ----------
     Operating revenues (1)                       $2,002,850     10.3%  $1,815,020
                                                  ==========            ==========


Average monthly miles per tractor                      9,840     -1.7%      10,012
Average revenues per total mile (2)                   $1.533      3.8%      $1.477
Average revenues per loaded mile (2)                  $1.736      4.1%      $1.668
Average percentage of empty miles                      11.71%     2.4%       11.43%
Average trip length in miles (loaded)                    442     -0.7%         445
Total miles (loaded and empty) (1)                   855,180     -1.8%     871,290
Average tractors in service                            7,242     -0.1%       7,252
Average revenues per tractor per week (2)             $3,480      2.0%      $3,413
Capital expenditures, net (1)                       $232,198              $119,033
Cash flow from operations (1)                       $264,480              $228,483
Return on assets (annualized)                            8.3%                  6.6%
Total tractors (at quarter end)
     Company                                           6,600                 6,595
     Independent contractor                              600                   680
                                                  ----------            ----------
          Total tractors                               7,200                 7,275

Total trailers (truck and intermodal,
   quarter end)                                       23,045                23,850


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                                                BALANCE SHEET DATA
                                                       (In thousands, except share amounts)

                                                         12/31/11                 12/31/10
                                                        ----------               ----------
ASSETS
Current assets:
   Cash and cash equivalents                               $12,412                  $13,966
   Accounts receivable, trade, less allowance of
     $10,154 and $9,484, respectively                      218,712                  190,264
   Other receivables                                         9,213                   10,431
   Inventories and supplies                                 30,212                   16,868
   Prepaid taxes, licenses and permits                      15,094                   14,934
   Current deferred income taxes                            25,805                   27,829
   Other current assets                                     29,883                   23,407
                                                        ----------               ----------
      Total current assets                                 341,331                  297,699
                                                        ----------               ----------

Property and equipment                                   1,625,008                1,549,637
Less - accumulated depreciation                            682,872                  708,582
                                                        ----------               ----------
      Property and equipment, net                          942,136                  841,055
                                                        ----------               ----------

Other non-current assets                                    18,949                   12,798
                                                        ----------               ----------
                                                        $1,302,416               $1,151,552
                                                        ==========               ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Checks issued in excess of cash balances                 $6,671                       $0
   Accounts payable                                         93,486                   57,708
   Insurance and claims accruals                            62,681                   71,857
   Accrued payroll                                          19,483                   18,838
   Other current liabilities                                16,504                   20,037
                                                        ----------               ----------
      Total current liabilities                            198,825                  168,440
                                                        ----------               ----------

Other long-term liabilities                                 14,194                   10,380

Insurance and claims accruals, net of current portion      121,250                  113,250

Deferred income taxes                                      243,000                  190,507

Stockholders' equity:
   Common stock, $.01 par value, 200,000,000 shares
    authorized; 80,533,536 shares issued; 72,847,576
    and 72,644,998 shares outstanding, respectively            805                      805
   Paid-in capital                                          94,396                   91,872
   Retained earnings                                       779,994                  728,216
   Accumulated other comprehensive loss                     (5,170)                  (3,420)
   Treasury stock, at cost; 7,685,960 and 7,888,538
    shares, respectively                                  (144,878)                (148,498)
                                                        ----------               ----------
      Total stockholders' equity                           725,147                  668,975
                                                        ----------               ----------
                                                        $1,302,416               $1,151,552
                                                        ==========               ==========


      Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated; medium-to-long-haul, regional and local van; expedited; temperature-controlled; and flatbed services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner's domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

     Werner Enterprises, Inc.'s common stock trades on The NASDAQ Global Select MarketSM under the symbol "WERN". For further information about Werner, visit the Company's website at www.werner.com.

     This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company's management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2010. For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.